Exhibit 99.2

About InterMune, Inc.

InterMune, Inc. is an independent biotechnology company focused on developing and commercializing innovative therapies for lung and liver diseases (pulmonology and hepatology). Our revenue is provided from sales of Actimmune® (interferon gamma-1b) and our collaboration agreement with Hoffmann-LaRoche Inc. and F. Hoffmann-La Roche Ltd., which we refer to collectively as Roche.

Our currently marketed product, Actimmune, is indicated for reducing the frequency and severity of serious infections associated with chronic granulomatous disease, or CGD, and for delaying time to disease progression in patients with severe, malignant osteopetrosis. Because the number of patients worldwide with these indications is extremely small, we believe that our future growth will be tied to our development stage programs in pulmonology and hepatology.

The pulmonology portfolio includes our most advanced and lead product candidate, pirfenidone, being developed for the treatment of patients with idiopathic pulmonary fibrosis, or IPF, and a research program focused on small molecules for pulmonary diseases. We announced results of the Phase III CAPACITY trials of pirfenidone in February 2009 and submitted our New Drug Application, or NDA, for pirfenidone for the reduction of decline in lung function in IPF in the United States in November 2009. Our NDA was accepted by the U.S. Food and Drug Administration, or FDA, and granted Priority Review on January 4, 2010. The FDA has set an action date of May 4, 2010 for the NDA, which may not be met by the FDA or which may be extended by the FDA under certain circumstances.

The hepatology portfolio includes the chronic hepatitis C virus, or HCV, protease inhibitor RG7227, which we formerly referred to as ITMN-191, in Phase IIb, a second-generation HCV protease inhibitor research program and an early stage research program evaluating a new target in hepatology.

Pirfenidone – Our Lead Pulmonology Program

Pirfenidone is a small molecule, oral, drug for the potential treatment of IPF. A fatal disease of the lungs, IPF affects more than 100,000 patients in the United States alone with an average survival rate of two to five years, lower than many cancers, such as ovarian, colorectal or breast cancer, and comparable with lung cancer. The incidence and prevalence of the disease is thought to be similar in Europe. There currently are no approved treatments for IPF in the United States or in the European Union, or EU. Pirfenidone has been granted Orphan Drug Status in the United States and in the EU, which, upon approval for commercialization, would provide us with indication-specific product market exclusivity in both geographies for seven and ten years, respectively.

We recently submitted the NDA for pirfenidone to the FDA. The NDA was accepted by the FDA and granted Priority Review designation on January 4, 2010. Priority Review designation may be granted by the FDA to an NDA for drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists. The designation has the potential to expedite the NDA approval process by reducing the target review period for the application from approximately ten to six months. The FDA, based on the Prescription Drug User Fee Act, or PDUFA, set an action date of May 4, 2010 for the NDA which may not be met by the FDA or which may be extended by the FDA under certain circumstances.

Our application for approval of pirfenidone is the first ever NDA examined by the FDA for IPF, and is based on results of two Phase III studies, CAPACITY 1 and CAPACITY 2. We designed and conducted CAPACITY 1 and 2 based on change in Forced Vital Capacity, or FVC, as the primary endpoint, which we believe is clinically meaningful and, while not a direct measure of mortality, we believe it to be predictive of mortality. Although the FDA has indicated that a direct measure of mortality is the ideal endpoint for IPF clinical trials, the FDA has also advised us that it will evaluate the outcome of our trials based on the totality of the data, including the effect of pirfenidone on the primary and secondary endpoint for both CAPACITY trials, as well as the safety data to help determine the risk-benefit profile of pirfenidone in IPF patients.

We announced the results of the CAPACITY 1 and CAPACITY 2 Phase III studies in February 2009. These studies tested pirfenidone in a total of 779 mild to moderate IPF patients. The FVC primary endpoint was met with statistical significance in CAPACITY 2 (p=0.001), along with the secondary endpoints of categorical change in FVC and progression-free survival, or PFS. The primary endpoint and the PFS secondary endpoint were not met in CAPACITY 1 (p=0.501); however, evidence supportive of a pirfenidone treatment effect was observed on the six minute walk test secondary endpoint. Various pre-specified and post-hoc analyses of the two studies separately and combined provide what we believe is clinically meaningful supportive evidence for the efficacy of pirfenidone in IPF patients. Pirfenidone was safe and generally well tolerated in both CAPACITY studies.

The development of pirfenidone by InterMune was preceded by the independent development of the compound by Shionogi & Co. Ltd., or Shionogi, which successfully completed a Phase II and a Phase III study of pirfenidone in IPF and in 2008 obtained marketing approval for the treatment of IPF in Japan where the compound is sold as Pirespa®. The commercial rights for pirfenidone are held by Shionogi in Japan, Korea and Taiwan. While the results of Shionogi studies have been shared with us by Shionogi and have been published, we do not currently have rights to the data base for the Phase III study conducted by Shionogi and, while we referenced these results in our NDA, the data base from that study is not available to the FDA for review in connection with its evaluation of our NDA. Therefore, while we expect that the data from the Shionogi Phase III study will be viewed by the FDA as supportive of the safety experience of pirfenidone we observed in the CAPACITY trials, the FDA has indicated that it will not consider the efficacy data from the Shionogi Phase III study in evaluating the efficacy of pirfenidone for purposes of our NDA.

We plan to submit a Marketing Authorization Application, or MAA, for pirfenidone to the European Medicines Agency, or EMEA, in the first quarter of 2010.

In preparation for a potential commercial launch of pirfenidone in the United States, we have recently hired senior executives responsible for preparation of sales and marketing infrastructure. While we would consider a potential partnership in the EU, we have taken initial steps in that region in anticipation of an independent commercial launch. We currently plan to further expand our US and EU commercial infrastructure upon the successful outcome of key regulatory events related to the NDA and MAA, currently expected in 2010.

RG7227 – Our Lead Hepatology Program

Our lead compound in hepatology is RG7227 (formerly referred to as ITMN-191), an orally available HCV protease inhibitor currently in Phase IIb clinical testing in collaboration with Roche, based on a collaboration agreement entered into in 2006. As a result of this collaboration agreement, Roche is responsible for 67% of the global development costs. It is anticipated that the companies will co-commercialize the product in the United States and share profits on a 50-50 basis and we will receive royalties on sales outside the United States.

According to the Centers for Disease Control and Prevention, or CDC, an estimated 3.9 million Americans have been infected with HCV, of whom 2.7 million are chronically infected. It is estimated that there are 170 million people worldwide afflicted with HCV. Despite the currently available therapies, interferon alpha and ribavirin, there is considerable need for the development of novel therapeutic approaches since approximately 50% of patients are not cured with currently available therapies. Patients who are not cured can develop cirrhosis, liver failure and hepatocellular carcinoma.

In August 2009, together with our partner Roche, we began a Phase IIb study testing RG7227 in combination with PEGASYS® (peginterferon alfa-2a) and COPEGUS® (ribavirin), the current standard of care, or SOC, in HCV. In November 2009 we announced the discontinuation of the highest dose arm of this study because of an observed Grade 4 elevation in ALT level in three patients, one of whom experienced an elevation of total bilirubin while also receiving concomitant allopurinol. There were no changes to the two lower dose arms of the study and the study is currently ongoing.

In January 2010, we announced the highlights of a Phase Ib multiple-ascending-dose, or MAD, study evaluating low doses of once-daily and twice daily RG7227 co-administered with low-dose ritonavir in combination with standard of care for 15 days in treatment-naïve HCV-infected patients. Ritonavir is an antiviral compound commonly used at low, sub-therapeutic doses to enhance or “boost” the pharmacokinetic, or PK, profiles of protease inhibitors. This study examined the following three dosage regimens each with SOC and 100mg ritonavir given concurrently with RG7227:

•	100mg two times per day RG7227

•	200mg one time per day RG7227

•	200mg two times per day RG7227

Preliminary viral kinetic data from the first two cohorts of this study indicate that in the presence of SOC, the majority of patients achieved an undetectable level of HCV RNA after 15 days of treatment. The pharmacokinetic profile of ritonavir-boosted RG7227 was more favorable and less variable than that observed in previously reported studies conducted with much higher doses of un-boosted RG7227. No drug related serious adverse events have been reported in the MAD study to date. Together with our partner Roche we hope to present the results from this study at a medical conference in the first half of 2010. In an earlier Phase I study of ritonavir-boosted RG7227 in healthy volunteers, ritonavir increased RG7227 concentration 12 hours post dose by 18 times, with the effect on minimum plasma concentration being roughly 6 times greater than the effect on maximum plasma concentration and 3 times greater than the effect on AUC, or area under curve, which serves as an estimate of a drug’s bioavailability.

Based upon these results, we announced that, together with our partner Roche, we plan to conduct all future studies of RG7227 with ritonavir. As a result, we and Roche intend to replace the previously planned 24-week un-boosted part of the on-going Phase IIb triple combination study with a Phase IIb ritonavir-boosted study, which we currently expect to begin in Q3 of 2010. In addition, the companies plan to amend the on-going Phase IIb MAD 15-day ritonavir boosting study to evaluate 12 weeks of RG7227 ritonavir-boosted therapy plus SOC.

Financials

In November 2009, we announced our Q3 2009 results. Our net loss for the nine months ended September 30, 2009 was $87.4 million, compared to $72.7 million during the same period of 2008. For the nine months ended September 30, 2009, total operating expenses were $116.7 million, compared to $108.0 million during the same period of 2008.

As of December 31, 2009, we had cash, cash equivalents and available-for-sale securities of approximately $99.6 million.

As of December 31, 2009, $45.0 million in aggregate principal amount of our 0.25% convertible senior notes due March 1, 2011 and $85.0 million in aggregate principal amount of our 5.00% convertible senior notes due March 1, 2015 were outstanding. Periodically, we have entered into agreements with certain holders of our 0.25% convertible senior notes due March 1, 2011 to issue shares of our common stock or new convertible notes in exchange for principal amount of the outstanding notes. All of the notes exchanged for the shares are retired upon the closing of the exchanges.

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